Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-63258

                FIRST PROSPECTUS SUPPLEMENT DATED OCTOBER 3, 2002

                                       TO

                         PROSPECTUS DATED JULY 23, 2001

                                2,027,480 SHARES

                                  VAXGEN, INC.

                                  COMMON STOCK

      This prospectus supplement supplements the prospectus dated July 23, 2001 of VaxGen Inc. relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our Common Stock (the "Common Stock") beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

The table and related footnotes on page 15 of the prospectus setting forth information concerning the selling stockholders are amended (a) to replace the information for Velocity Investment Partners, Ltd. set forth in that table with the information set forth below and (b) to add information for the selling stockholder as follows:

------------------------------------------------------------------------------------------------------------------------
                                                     Shares
                                                  Beneficially                                    Shares Beneficially
                                                 Owned Prior to       Shares Offered by this        Owned After the
             Selling Stockholder                  the Offering              Prospectus                  Offering
------------------------------------------------------------------------------------------------------------------------
Carpe Diem Long Short Fund, LLC                    104,404(1)                152,061                       --
------------------------------------------------------------------------------------------------------------------------

(1) Consists of 64,604 shares of Common Stock issuable on conversion of 1,500 shares of Series A Preferred Stock and 39,800 shares of Common Stock issuable on exercise of a warrant at an exercise price of $14.133.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is October 3, 2002.